                                  EXHIBIT INDEX

   Exhibit Number                 Description                               Page
   --------------                 -----------                               ----

        99.1                 Press Release dated November 27, 2006           6

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CKRUSH DIGITAL MEDIA TO ACQUIRE THE BUSINESSES AND ASSETS OF TRISOFT MEDIA, INC.
AND ITS ONLINE SOCIAL NETWORKING AND ENTERTAINMENT SITES AUDIOSTREET.NET AND
MIXSTREET.NET

- TOGETHER THESE HIGHLY POPULAR SITES AVERAGE 500,000 UNIQUE VISITORS PER MONTH,
UPWARDS OF 8 MILLION PAGE VIEWS PER MONTH AND HAVE APPROXIMATELY 450,000 MEMBERS
-

- TRANSACTION SYNERGISTIC WITH CKRUSH'S LIVEMANSION.COM AND REFLECTS CKRUSH'S
STRATEGY OF BEING AN INNOVATIVE FORCE IN ONLINE SOCIAL NETWORKING AND
ENTERTAINMENT -

NEW YORK--(BUSINESS WIRE)--Ckrush Digital Media, Inc., a wholly-owned subsidiary of Ckrush, Inc. (OTCBB: CKRH - News), announced today that it has entered into a binding letter of intent to acquire the businesses and certain assets of TriSoft
Media, Inc. and AudioStreet, Inc., including the websites
http://www.audiostreet.net and http://www.mixstreet.net. The transaction is scheduled to close by December 31, 2006 and is subject to the completion of due diligence and approval by Ckrush's Board of Directors.

As part of the transaction, Ckrush will also acquire TriSoft Media's proprietary software, custom web design, software development, marketing and an array of shared, dedicated and ecommerce web hosting solutions. The popular websites
AudioStreet.Net and MixStreet.Net collectively average 500,000 unique visitors per month, upwards of 8 million page views per month and have approximately
450,000 members.

AudioStreet.Net and MixStreet.Net are websites and online communities that focus primarily on music and music-based content. AudioStreet and MixSteet were launched in 2004 and 2005, respectively as online homes for independent music artists, DJ's and music mixologists. The sites provide a platform for the promotion and distribution of songs and allow for interaction between musicians and fans. There are approximately 40,000 bands and 20,000 DJ's on these sites.

Trisoft Media, Inc. is a custom web design, software development and web hosting business. Trisoft Media currently provides its website development services to
LiveMansion.com, Ckrush's interactive online community.

The two websites and Trisoft Media are complimentary to Ckrush's cutting edge, interactive social network LiveMansion.com (http://www.livemansion.com). The acquisition will allow Ckrush to leverage the combined audience of the sites to generate membership, content, and advertising revenues. LiveMansion.com was launched by Ckrush in July 2006 and has been the subject of stories in the New
York Times, Variety and CNBC, among others. The pending transaction to acquire
AudioStreet, Inc. and TriSoft Media, Inc. reflects the continued execution of the Company's strategy to be an innovative, rapidly growing force in the online social networking and digital entertainment categories.

Jeremy Dallow, President of Ckrush, Inc., commented, "By acquiring the businesses and assets of TriSoft Media and AudioStreet, Ckrush will continue to grow as a leader in the emerging area of online social content and social networking. This acquisition will also allow Ckrush to develop and manage its
Internet businesses in house. Moreover, the addition of an existing large and passionate membership base will help fuel the growth of LiveMansion.com and provide for a more robust advertising platform for perspective advertisers interested in reaching a targeted demographic."

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About Ckrush, Inc.

Ckrush, Inc. (OTCBB: CKRH - News) is a cutting edge entertainment and digital media group capitalizing on the global convergence of the traditional entertainment industry and the "participatory pop culture" revolution of online communities and digital technology. The Company produces feature films, sports programs and other content that target young adults, a highly-coveted entertainment industry demographic comprised of 70 million-plus consumers with an estimated spending power in excess of $200 billion annually. Ckrush's
"LiveMansion.com" (http://www.livemansion.com/) is a fully interactive social network. Ckrush feature films include the recently released" Beer League,"
starring Artie Lange, and the upcoming " National Lampoon's TV the Movie,"
starring Steve O and Wee Man of "Jackass" fame; and "National Lampoon's Pledge
This," starring Paris Hilton. Ckrush also promotes and distributes televised sports events and other programming through pay-per-view, video-on-demand and other channels. For additional information please visit http://www.ckrush.net/.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, Section 27A of the Securities
Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,
as amended. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors; acquisitions of dispositions of business assets; and the potential impact of future decisions by management. More detailed information about these factors may be found in filings by Ckrush, Inc. with the Securities and Exchange Commission. Ckrush, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Ckrush, Inc.
Jeremy Dallow, 212-564-1111

        Source: Ckrush, Inc.

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